UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 26, 2016

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver traditional telephony services as well as video and broadband services both domestically and internationally.

Overview
We announced on January 26, 2016 that fourth-quarter 2015 net income attributable to AT&T totaled $4.0 billion, or $0.65 per diluted share. Fourth-quarter 2015 income per diluted share included adjustments netting to $327 million, or $0.02 per share, resulting from the following significant items: $0.22 per diluted share for noncash gains for the annual adjustment related to pension and postemployment benefit accounting mostly offset by $0.20 per diluted share for merger and integration expenses and other adjustments. The results compare with a reported net loss attributable to AT&T of $4.0 billion, or $0.77 per diluted share, in the fourth quarter of 2014. For the full year 2015, net income attributable to AT&T was $13.3 billion versus $6.4 billion in 2014; earnings per diluted share were $2.37 compared with $1.24 for 2014.

On a reported basis, our fourth-quarter 2015 revenues were $42.1 billion, up 22.3 percent from the fourth-quarter 2014, and full-year 2015 revenues were $146.8 billion, compared with $132.4 billion for the previous full year. Fourth-quarter and full-year 2015 revenues reflect increased revenues primarily from our acquisition of DIRECTV. Compared with results for the fourth quarter of 2014, operating expenses were $34.6 billion versus $39.9 billion and full-year 2015 operating expenses were $122.0 billion versus $120.2 billion; fourth-quarter operating income was $7.5 billion, up from a loss of $5.5 billion and full-year 2015 operating income of $24.8 billion versus $12.2 billion; and AT&T's fourth-quarter operating income margin was 17.9 percent, compared to (15.9) percent and full-year 2015 operating income margin was 16.9 percent compared to 9.2 percent. The year-over-year quarter variances are primarily due to the noncash adjustments related to our pension and postemployment benefit accounting and the abandonment of network assets in the fourth quarter of 2014. For the full year, cash from operating activities was $35.9 billion, up from $31.3 billion in 2014, due primarily to the acquisition of DIRECTV and the timing of working capital payments.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 2,234,000 domestic wireless subscribers in the fourth quarter of 2015, bringing that customer base to approximately 128.6 million at December 31, 2015, compared to 120.6 million at December 31, 2014. During the fourth quarter, for our domestic wireless operations, net adds for connected devices were 1,189,000, including 1.2 million connected cars. Postpaid subscriber net adds were 526,000, prepaid subscriber net adds were 469,000, with gains in both Cricket and GoPhone subscribers and reseller net adds were 50,000. Branded net adds (combined postpaid and prepaid) were 995,000 in the fourth quarter of 2015 reflecting gains in prepaid smartphones. Total postpaid tablet and computing device net adds were 696,000 in the fourth quarter of 2015.

In the fourth quarter of 2015, an increasing percentage of domestic wireless subscribers have chosen to move to our simple pricing and no-device-subsidy service plans (referred to as Mobile Share and Mobile Share Value, collectively referred to as "Mobile Share Plans"). At December 31, 2015, Mobile Share Plans represented more than 61 million domestic wireless connections. About 69 percent of our domestic wireless postpaid smartphone base is on no-device-subsidy Mobile Share Value plans. At the end of the quarter, 51.1 million of postpaid smartphone subscribers are on usage-based data plans, compared to 48.5 million a year ago.

For U.S.-based customers, we offer an equipment installment plan (AT&T Next). Sales under AT&T Next continued to increase during the fourth quarter, with more than 72 percent of all postpaid smartphone gross adds and upgrades taking Next, compared to 71 percent in the third quarter of 2015 and 58 percent in the fourth quarter of 2014. Combined with bring-your-own-device (BYOD) gross adds of 672,000 during the fourth quarter, 81 percent of smartphone transactions in the quarter were no-subsidy. During the fourth quarter of 2015, we sold 5.3 million smartphones under our AT&T Next program. At December 31, 2015, nearly 46 percent of the postpaid smartphone base is on AT&T Next.

With our July 24, 2015, acquisition of DIRECTV, we added 32.2 million subscribers of DIRECTV's video services, which includes domestic and international subscribers and reflects our methodology used to count commercial subscribers. Total video subscribers declined by 60,000 in the quarter. At December 31, 2015, we had 37.9 million video subscribers compared with 5.9 million at December 31, 2014.

Our total broadband connections were 15.8 million at December 31, 2015 and 16.0 million at December 31, 2014. During the fourth quarter, we added 192,000 U-verse High Speed Internet subscribers, for a total of 13.3 million at December 31, 2015. More than 90 percent of our broadband subscribers who are IP-eligible have U-verse High Speed Internet. Total broadband subscribers declined by 54,000 in the quarter due in part to fewer U-verse sales promotions.

At December 31, 2015, our total switched access lines were 16.7 million compared with 19.9 million at December 31, 2014. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 10,000 in the quarter to reach 5.5 million at December 31, 2015 compared to 4.9 million at December 31, 2014.

Segment Summary
Business Solutions
Revenues from our Business Solutions (ABS) segment for the fourth quarter of 2015 were $18.2 billion, down 2.7 percent versus the year-ago quarter driven by continued declines in our legacy voice and data services, lower equipment revenues and foreign exchange pressures, partially offset by continued growth in strategic business services and mobility service. Fourth-quarter 2015 ABS operating expenses totaled $14.5 billion, down 5.5 percent versus the fourth quarter of 2014, largely due to lower employee and commission expenses. The ABS operating margin was 20.4 percent, compared to 18.1 percent in the year-earlier quarter with wireless and IP revenue growth and cost efficiencies offsetting declines in legacy services.

We had approximately 73.7 million business wireless subscribers at December 31, 2015 compared to 65.1 million at December 31, 2014. During the fourth quarter of 2015, business wireless net adds for connected devices were 1,211,000 and postpaid net adds were 353,000. Postpaid business wireless subscriber churn was 1.10 percent, compared to 1.08 percent in the year-ago quarter.

During the fourth quarter of 2015, we added 21,000 high-speed Internet business subscribers, bringing total business IP broadband to 912,000 subscribers. Total business broadband had a loss of 18,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based operations acquired in our July 2015 acquisition of DIRECTV as well as broadband and wired voice services to residential customers in the U.S. Entertainment revenues for the fourth quarter of 2015 were $13.0 billion, more than double the year-ago quarter due to the acquisition of DIRECTV as well as strong growth in consumer IP broadband and video, which more than offset lower revenues from legacy voice and data products. Fourth-quarter 2015 Entertainment operating expenses totaled $11.5 billion compared to $5.9 billion in the fourth quarter of 2014, largely due to the acquisition of DIRECTV. The Entertainment operating margin was 11.1 percent, compared to (5.3) percent in the year-earlier quarter with satellite and IP revenue growth and cost efficiencies largely offsetting programming content cost pressure and declines in legacy services.

At December 31, 2015, Entertainment had approximately 52.2 million revenue connections, compared to 34.4 million at December 31, 2015, which included:
•
Approximately 25.4 million video connections at December 31, 2015 compared to 5.9 million at December 31, 2014. DIRECTV's satellite subscribers as of the July 24, 2015 acquisition date was 19.5 million. During the fourth quarter, we added 214,000 satellite subscribers; however, U-verse subscribers declined 240,000 as we focused on profitability and increasingly emphasized satellite sales, including U-verse subscribers switching to satellite.

•
Approximately 14.3 million broadband connections at December 31, 2015 compared to 14.4 million at December 31, 2014. During the fourth quarter, we added 171,000 U-verse High Speed Internet subscribers, for a total of 12.4 million at December 31, 2015. Total broadband subscribers declined by 37,000 in the quarter due in part to fewer U-verse sales promotions.

•	Approximately 12.5 million wired voice connections at December 31, 2015 compared to 14.0 million at December 31, 2014. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the fourth quarter of 2015 were $8.7 billion, down 8.1 percent versus the year-ago quarter, reflecting declines in postpaid service revenues due to the success of Mobile Share Value plans and migrations of customers to our ABS segment (discussed below) and lower equipment revenues, partially offset by higher prepaid service revenues. Fourth-quarter 2015 Consumer Mobility operating expenses totaled $6.6 billion, down 14.2 percent versus the fourth quarter of 2014. The Consumer Mobility operating margin was 24.5 percent, compared to 19.1 percent in the year-earlier quarter with lower volumes and cost efficiencies more than offsetting the declines from Mobile Share Value pressure.

We had approximately 55.0 million Consumer Mobility subscribers at December 31, 2015 compared to 55.4 million at December 31, 2014. During the fourth quarter of 2015, prepaid net adds were 469,000, consumer postpaid net adds were 174,000 and reseller net adds were 50,000. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the ABS segment negatively impacted consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 1.97 percent versus 2.21 percent in the fourth quarter of 2014, reflecting improvements in prepaid churn. Consumer Mobility postpaid churn was 1.31 percent, compared to 1.43 percent in the year-ago quarter.

International
Our International segment consists of the Latin American operations acquired in our July 2015 acquisition of DIRECTV as well as the Mexican wireless operations acquired earlier in 2015. Fourth quarter 2015 operating revenues were $1.8 billion, with $1.2 million attributable to video services in Latin America and $643 million of wireless revenues in Mexico. DIRECTV Latin America revenues reflect foreign currency exchange rates, including our move to the Sistema Marginal de Divisas (SIMADI) rate in Venezuela. Operating expenses were $2.1 billion and operating loss was $259 million for the fourth quarter of 2015.

At December 31, 2015, we had approximately 8.7 million wireless subscribers in Mexico and 12.5 million video connections in Latin America, including 5.4 million in Brazil. During the fourth quarter of 2015, our Mexico wireless business had net adds of 593,000 subscribers and our Latin America operations had a net loss of 34,000 video connections.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). AT&T Mobility revenues for the fourth quarter of 2015 were $18.9 billion, down 4.9 percent versus with the fourth quarter of 2014 and AT&T Mobility's operating income margin was 23.2 percent compared to 18.0 percent in the year-ago quarter reflecting stabilizing service revenues, lower smartphone gross adds and strong operational efficiencies.

For the quarter ended December 31, 2015, postpaid phone-only ARPU decreased 2.0 percent versus the year-earlier quarter and 1.7 percent sequentially. Postpaid phone-only ARPU plus AT&T Next increased 4.6 percent versus the year earlier quarter and 0.1 percent sequentially.

Postpaid churn was 1.18 percent, compared to 1.22 percent in the year-ago. Total customer churn was 1.50 percent versus 1.59 percent in the fourth quarter of 2014.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 8 million shares, or $269 million during the fourth quarter of 2015. At December 31, 2015, about 407 million shares remain on existing authorizations.

We expect that our total capital expenditures in 2016 will be in the $22 billion range. We expect double-digit growth in consolidated revenue, stable consolidated margins and adjusted earnings per share growth in the mid-single digit range. Expectations do not assume any economic improvement. Our guidance excludes pension and postemployment actuarial gains and losses, pending acquisitions and dispositions as well as any other significant items in year-over-year comparisons.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 26, 2016	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller